LETTER OF INTENT (LOI)

THIS Letter of Intent dated for reference the 1st of November, 2013.

AMONG:

ENERTOPIA CORPORATION., a corporation existing under the laws of the State of Nevada with its executive office at 950-1130 West Pender Street, Vancouver, British Columbia, Canada

(herein called “the Purchaser”)

AND:

0786521 B.C. LTD., a corporation existing under the laws of the Province of British Columbia with its registered record of office at #1 2838 Garden Street Abbotsford, British Columbia, Canada

(herein called the “Vendor”)

WHEREAS:

A. The Vendor is the owner, operator of an Medical Marihuana operation located at 33420 Cardinal Street, Mission, British Columbia, Canada as set out in Schedule 1(the “The Vendor Assets”) and wishes to enter into an business relationship with the Purchaser upon and subject to the terms and conditions set out in this LOI. Until such time as the Vendor and the Purchaser enter into a Definitive Agreement (the “Definitive Agreement”), the Parties agree that all terms of this LOI are and shall serve only as an expression of interest between the Vendor and the Purchaser. This LOI is not comprehensive and no business relationship is created between the Vendor and the Purchaser unless and until such time as negotiations between the Parties result in the consummation of a Definative Agreement and such Definative Agreement is ratified by their respective authorized representatives;

B. The Purchaser wishes to buy and the Vendor wishes to sell 51% of the issued and outstanding capital stock of the Vendor (the “Shares”);

C. The Vendor owns certain assets which are described in Schedule 1 attached and made part of this LOI.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:

1. DEFINED TERMS

1.1 For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)	“Affiliate” has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(b)	“Associate” has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(c)	“Closing” means the completion of the transactions contemplated in this Asset Purchase Agreement;

(d)	“Closing Date” means 4 P.M. PST December 31, 2013, or such other date as the Vendors and the Purchasers may mutually determine;

(e)	“Purchase Price” means the aggregate sum payable by the Purchaser to the Vendor for the Shares.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3

Applicable Law. This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals there from and waives, so far as is legally possible, its right to have any legal action relating to this Agreement tried by a jury.

Schedules. The following Schedules are attached to and form part of this Agreement: All terms defined in the body of this Agreement will have the same meaning in the Schedule attached hereto Schedule 1 Description of The Vendor Assets comprised of land and medical marijuana operation in Mission, BC all as of the date of this Agreement.

2.0	TERMS OF LOI

(a) The Purchaser shall issue 10,000,000 shares of restricted common stock of the Purchaser within 48hours of signing this LOI

(b) The Purchaser shall have the sole option, to acquire up to an 51% interest under the terms set out under the Definitive Agreement. The Purchaser will have a due diligence period of 60 days upon signing this LOI.

(I) TERMS OF DEFINITIVE AGREEMENT

2.1 (a) The Purchaser shall issue to the Vendor 20,000,000 shares of restricted common stock in the Purchaser and pay $1,375,000.00 by certified cheque,bank draft or solicitor’s trust cheque as follows:

(ii)	10,000,000 shares to 0984329 B.C. LTD on signing the LOI, (the “Initial Payment”), and
(iii)	5,000,000 shares to 0984329 B.C. LTD on the Closing Date and $175,000 cash to 0786521 B.C. LTD, and
(iv)	1,000,000 shares to 0984329 B.C. LTD. and $200,000 cash to 0786521 B.C. LTD on six months from Closing Date, and
(v)	1,000,000 shares and $200,000 cash to 0984329 B.C. LTD on one year anniversary, and
(vi)	1,000,000 shares and $200,000 cash to 0984329 B.C. LTD on second year anniversary, and
(vii)	1,000,000 shares and $300,000 cash to 0984329 B.C. LTD on third year anniversary, and
(viii)	1,000,000 shares and $300,000 cash to 0984329 B.C. LTD on fourth year anniversary

(b)The Vendor shall transfer the shares to the Purchaser as follows:

(i) 30% of 100% on the Closing Date;
(ii) A further 1% of 100% on the Six month anniversary date and the Vendor agrees to remit quarterly to the Purchaser 31% of net profits after the six month anniversary payment;
(iii) A further 2% of 100% on the one year anniversary date; and the Vendor agrees to remit quarterly to the Purchaser a total of 33% of net profits after the one year anniversary payment.

(iv) A further 6% of 100% on the two year anniversary date; and the Vendor agrees to remit quarterly to the Purchaser a total of 39% of net profits after the two year anniversary payment.
(v) A further 6% of 100% on the three year anniversary date; and the Vendor agrees to remit quarterly to the Purchaser a total of 45% of net profits after the three year anniversary payment.
(vi) A further 6% of 100% on the four year anniversary date; and the Vendor agrees to remit quarterly to the Purchaser a total of 51% of 100% of net profits after the four year anniversary payment.

(c)The Vendor’s director shall have one board seat on Purchaser’s Board of Directors on closing the Definitive Agreement.

(d)The Vendor shall not issue any further shares of its corporation under any circumstances, following the Closing Date, without written permission from the Purchaser, nor shall the Vendor split; reverse split, hypothecate; lend or otherwise transact any of its existing shares of the corporation without written permission from the Purchaser.

(e)The Vendor shall use the cash proceeds from the closing $175,000 and the six months $200,000 for a total of $375,000 into 0786521 B.C. LTD for Medical Marihuana site and project upgrades as described in the Definitive Agreement.

2.2 The Definitive Agreement agreement will include more detailed information on Authorizations For Expenditures; production infrastructure; and, all other operational considerations reasonably expected in the course of the operation of an medical marijuana production facility.

DEFINITIVE AGREEMENT

3.0 Failure to replace this LOI with the Definitive Agreement on or before the Closing voids this LOI, unless such Closing is extended in writing by the mutual conset of both the Purchaser and the Vendor, and Purchaser specifically has no ongoing right, title or interest in Shares, nor in any ongoing or future option to such assets.

3.1 Failure to replace this LOI with the Definitive Agreement on or before the Closing obligates the Vendor to return to the Purchaser 5,000,000 (five million) of the common shares issued as per section 2.0, above.

The Defintive Agreement will contain additional details of closing; will list customary mutual indemnifications; and will otherwise contain all other detailed information necessary for both the Vendor and Purchaser to enter such agreement.

CONFIDENTIAL INFORMATION

4.1

Confidentiality. The Parties agree to keep all Confidential Information in the strictest of confidence and will not be disclosed to anyone other than respective advisors, bankers, lenders, qualified potential investors and internal staff of each Party, on a need-to-know basis, and necessary third parties, such as lenders approached for financing. For clarification, “Confidential Information” means this LOI, all discussions and negotiations between the Parties, the details of any resulting Agreement, all information and ideas of a Party relevant to the LOI or any potential Definitive Agreement or any other issue or relationship or matter whatsoever, disclosed by either Party to the other Party and whether disclosed before, on or after the date hereof including all such information and ideas in electronic, written and verbal form and including without limitation, the following:

4.2

technical, financial, business, customer, product and costing information and models, data, techniques, designs, programs, plans, processes, procedures, “know how”, studies, contracts, budgets, forecasts, strategies, marketing techniques and materials relevant to the current or proposed business plans, development plans and financial opportunities of the disclosing Party, reports, market projections or other information or data storage systems which contain such information; and

4.3

information disclosed, either directly or indirectly, by permitting the recipient Party or its directors, employees, agents or advisors to observe or review various operations or processes conducted by the disclosing Party; and

4.4	information pertaining to the disclosing Party and its directors, officers, employees, agents or representatives; and

4.5	all agreements, data, information, records, materials and representations designated by the disclosing Party as being confidential; but Confidential Information does not include information that:

4.6

is disclosed in good faith to the recipient Party by a third party which the recipient Party believes had legitimate possession and the right to make such disclosure after due inquiry conducted by the recipient Party; and

4.7	was already known by the recipient Party (and which the recipient Party can lawfully prove) without any obligation of confidence to the disclosing Party prior to disclosure; or

4.8	was developed independently by the recipient Party without use of any of the disclosing Party’s information.

4.9	The Vendor will specifically not disclose, unless and until obligated under law or regulation, the financial terms of this Agreement.

5 GENERAL

5.1 Liabilities. It is the Vendor’s exclusive responsibility to meet any and all other liabilities it my have. All environmental liabilities experienced up to the Closing Date will remain the responsibility of the Vendor and all environmental liabilities experienced after the Closing Date will be the joint responsibility of the participants in the Definitive Agreement.

5.2 Exclusive Negotiating Period. From the date of signing this LOI until Closing, the Purchaser has the exclusive right to negotiate a Definitive Agreement with the Vendor for the option and acquisition of the Project.

5.3 Good Faith Negotiations. The Purchaser and the Vendor will act in good faith to negotiate a Definitive Agreement.

5.4 Non-Binding. The Parties acknowledge and agree that there is no obligation to enter into a Definitive Agreement, or any business relationship with each other whatsoever, and that any potential DEFINATIVE AGREEMENT will be subject to several conditions including, but not limited to, financing, due diligence, and approval of each Party’s Board of Directors, if and as applicable.

5.5 Expenses. The Purchaser and Vendor will each bear their respective expenses incurred to consummate this LOI and any Definitive Agreement.

5.6 Settling Disputes. This LOI shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein, and the parties hereby irrevocably attorn and submit to the jurisdiction of the courts of the Province of British Columbia in respect of the subject matter of this LOI. Definitive Agreement to include arbitration clause.

5.7 This Agreement and any Definitive Agreement may be subject to regulatory approvals by various government bodies.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

ENERTOPIA CORPORATION.

Per:
Authorized Signatory

Dated:

0786521 B.C. LTD.

Per:
Authorized Signatory

Dated:

0984329 B.C. LTD.

Per:
Authorized Signatory

Dated:

SCHEDULE 1

DESCRIPTION OF THE VENDOR ASSETS

Vendor agrees Enertopia Corp has the exclusive right to earn in 51% of the assets,:

Building and all fixtures and chatterals associated with the production of medical marihuana

Land to be determined in Definitive Agreement